Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-134617, 333-96625 and 333-73152) pertaining to VIASYS Healthcare Inc. Equity Incentive Plan, the 2001 Employees’ Stock Purchase Plan and the Deferred Compensation Plan for Directors of our reports dated March 2, 2007, with respect to the consolidated financial statements and schedule of VIASYS Healthcare Inc., VIASYS Healthcare Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of VIASYS Healthcare Inc. included in VIASYS Healthcare Inc.’s Annual Report (Form 10-K) for the year ended December 30, 2006.

/s/ ERNST & YOUNG LLP
Philadelphia, Pennsylvania
March 6, 2007